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                                                                   EXHIBIT 10.12


                             ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of March 26, 1998, by and among Packaged Ice Southeast, Inc., a Texas corporation (the "Buyer"), Cumberland Gas and Ice, Inc., a Georgia corporation (the "Seller"), S. Keith Dixon, an individual residing in the State of Georgia, and Annie Mae Dixon, an individual residing in the State of Georgia, who together own all of the outstanding shares of Seller (together, the "Shareholders").

                             PRELIMINARY STATEMENTS

         Seller is engaged in the production, distribution and sale of packaged ice products (such business being referred to herein as the "Seller's Business" or the "Business"); and

         Seller is desirous of selling to Buyer, and Buyer is desirous of purchasing, certain assets of Seller's Business, upon the terms and conditions hereafter set forth; and

         The Seller and Shareholders are desirous of entering into a noncompetition agreement and other ancillary agreements.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants, representations and warranties hereafter set forth, the parties hereby agree as follows:

                                I.  DEFINITIONS

         Unless the context otherwise requires, the terms defined in this
Section I shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

         "Assets" shall mean the First Closing Assets and the Brunswick Property. The Assets shall not include the Excluded Assets (defined hereinbelow).

         "Assigned Leases" shall have the meaning set forth in Section 3.7 of this Agreement.

         "Bill of Sale" shall refer to the Bill of Sale conveying title to the Assets from Seller to Buyer attached to this Agreement as Exhibit A.

         "Brunswick Property" shall have the meaning set forth in Section 2.2 of the Agreement.

         "Encumbrances" shall have the meaning set forth in Section 3.4 of this Agreement.

         "Excluded Assets" shall have the meaning set forth in Section 2.3 and
Schedule 2.3 of this Agreement.



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         "First Closing " shall have the meaning set forth in Section 7.1 of this Agreement.

         "First Closing Assets" shall have the meaning set forth in Section 2.1 of this Agreement.

         "First Closing Date" shall have the meaning set forth in Section 7.1 of this Agreement.

         "First Closing Real Property" shall mean the real property to be conveyed to Buyer on the First Closing Date, and the legal description of which is in Schedule 2.1 and is attached to this Agreement and is incorporated herein.

         "Financial Statements" shall have the meaning set forth in Section 3.3 of this Agreement.

         "Governmental Authority" shall mean any federal, state, local, foreign or other governmental agency, department, commission, board, bureau, instrumentality or body.

         "Intangible Assets" shall mean all patents, trademarks, trademark licenses, trade names, brand names, slogans, copyrights, reprint rights, franchises, licenses, authorizations, inventions, processes, know-how, formulas, trade secrets and other intangible assets of, and only of, the Business (together with all pending applications, continuations-in-part and extensions for any of the above).

         "Leased Real Property" shall have the meaning set forth in Section 2.1 of this Agreement.

         "Letter of Credit" shall have the meaning set forth in Section 2.10 of this Agreement.

         "Macon Lease" shall mean the lease entered into by and between Mini-Food Stores, Inc. and Cumberland Gas and Ice, Inc. on June 10, 1992 for real property located in Macon, Georgia.

         "Real Property" shall mean the First Closing Real Property and the Brunswick Property.

         "Seller's Disclosure Memorandum" shall mean a memorandum prepared by the Seller and Shareholders and delivered to Buyer that lists all disclosures by the Seller and Shareholders concerning the Assets and the Business which are the subject of this Agreement.

         "Second Closing" shall have the meaning set forth in Section 7.1 of this Agreement.

         "Second Closing Date" shall have the meaning set forth in Section 7.1 of this Agreement.

         "Taxes" shall mean all excise, added value, sales, use, real and personal property, occupancy, business and occupation, mercantile, real estate, or other tax (including interest and penalties thereon and including estimated taxes thereof).

         "Tifton Lease" shall mean that certain Lease entered into on August 21, 1995 by and between Cumberland Gas and Ice, Inc. and Georgia Cold Storage Co. for real property located in Tifton, Georgia.




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                            II.   PURCHASE AND SALE

         2.1     PURCHASE AND SALE OF ASSETS AT FIRST CLOSING.   Subject to the
terms and conditions of this Agreement, and in reliance upon the representations and warranties of Seller contained herein, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer agrees to purchase, at the First Closing, the personal property, Intangible Assets, contracts and rights of Seller related to the Seller's Business, including but not limited to those items which are described on Schedule 2.1 attached hereto and incorporated herein by reference, all of the goodwill of Seller's Business associated therewith, all of the First Closing Real Property together with a title insurance policy or policies (with premiums paid by Seller in an amount equal to the value allocated to each parcel or leasehold interest provided in
Schedule 2.8 attached hereto, and otherwise in form and substance satisfactory to Buyer) (collectively, the "First Closing Assets"), free and clear of Encumbrances.

         2.2     PURCHASE AND SALE OF ASSETS AT SECOND CLOSING.   Subject to
the terms and conditions of this Agreement, and in reliance upon the representations and warranties of Seller contained herein, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer agrees to purchase, at the Second Closing, the real property known as the Brunswick Property as more particularly described in the legal description described in Schedule 2.2 attached hereto, as restored in accordance with the plans and specifications set forth in Schedule 2.2 attached hereto, together with a title insurance policy (with premium paid by Seller in an amount equal to, and otherwise in form and substance satisfactory to Buyer), (the "Brunswick Property"), free and clear of Encumbrances. Certain improvements constructed on the Brunswick Property have been destroyed by an insured casualty event. Ranger Insurance ("Insurer") has agreed to pay the replacement costs of the destroyed equipment and improvements which it estimates at $450,000 ("Insurance Funds") and such funds will be used exclusively for the repair and restoration of improvements at the Brunswick Property. In connection with such repair and restoration, Seller represents and warrants that it has commenced construction to rebuild the ice manufacturing plant at the Brunswick Property in accordance with the plans and specifications set forth in Schedule 2.2 attached hereto. Seller agrees to take such action as is necessary to complete such construction by April 15, 1998, and to consult with Buyer as frequently as Buyer desires with respect to the Contractor's work. In addition, Seller agrees to submit any and all change orders requested by Buyer, and the cost of such change orders shall be added to the Second Closing Purchase Price. Seller represents and warrants that the Insurance Funds are sufficient to cover all costs necessary to rebuild the ice manufacturing plant at the Brunswick Property in accordance with the plans and specifications set forth in Schedule 2.2 attached hereto, and to Buyer's satisfaction. If the construction on the Brunswick Property is not complete by April 15, 1998, the Second Closing Purchase Price shall be reduced by an amount of $2,500 per day, through April 30, 1998, then shall be reduced by an amount of $5,000 per day thereafter, such sum being agreed upon as liquidated damages for the failure of Seller to perform the duties, liabilities and obligations imposed upon it by the terms and provisions of this Section 2.2 and because of the difficulty, inconvenience and uncertainty of ascertaining actual damages. The Second Closing shall take place within ten (10) days after completion of the construction on the Brunswick Property, to Buyer's reasonable satisfaction.



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         2.3     EXCLUDED ASSETS.   The Assets shall not include, and Buyer
shall not acquire, the assets and properties described in Schedule 2.3 attached hereto (the "Excluded Assets").

         2.4     PURCHASE PRICE.

                 (a) First Closing Assets. The purchase price for the First Closing Assets shall be THREE MILLION THREE HUNDRED THOUSAND DOLLARS ($3,300,000.00).

                 (b) Brunswick Property. The purchase price for the Brunswick Property shall be ONE MILLION DOLLARS ($1,000,000).

         The Purchase Price shall be payable in accordance with Section 2.6 of this Agreement.

         2.5     ASSUMPTION OF LIABILITIES.   It is hereby agreed and
understood that Buyer is assuming no liabilities whatsoever of Seller, and the Assets will be conveyed free and clear of all Encumbrances arising out of Seller's Business or otherwise. Seller shall be responsible for all employment related expenses which accrue before the First Closing Date, including, without limitation, salaries, wages, accrued vacation pay, sick pay or leave, unemployment compensation, ERISA obligations, pension and profit sharing plans, income tax withholding, and Social Security taxes. Seller will continue to be responsible for all tort, contractual, statutory and environmental liabilities (including, without limitation, all cleanup requirements) relating to (a) the First Closing Assets existing on or prior to the First Closing Date, and (b) the Brunswick Property existing on or prior to the Second Closing Date, and shall discharge all accounts payable and other liabilities and obligations (save and except Seller's obligations for the construction of the Brunswick Property) promptly after the First Closing, and shall discharge all liabilities and obligations relating to the construction of the Brunswick Property prior to the Second Closing. Seller will terminate its employees related to the Business as of the First Closing Date, and Buyer may thereafter hire any or all of such employees. The parties agree that Buyer is not assuming any of Seller's pension or profit sharing plans, and Seller shall remain responsible therefor.

         2.6     PAYMENT OF PURCHASE PRICE.

                 (a) The purchase price for the First Closing Assets shall be payable as follows:

                          (i) the First Closing Date payoff amounts of all current and long-term interest bearing debt and capital leases (including any unpaid interest and prepayment penalties) shall be paid directly to Seller's creditors;

                          (ii)    the remaining cash shall be paid to Seller;

                 (b) The purchase price for the Brunswick Property (less any adjustments made for Liquidated Damages) shall be paid to Seller on the Second Closing Date after the



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         conditions set forth in Section 2.2 and the closing conditions set forth in Section 7.4 have been completed by the Seller.

         2.7     PRORATION.   The parties shall prorate at the First Closing
and the Second Closing, the current year's ad valorem taxes and vehicle license fees on the property comprising the assets conveyed at such closing, based on the latest available statements from taxing authorities, whether for the current tax year or the preceding tax year. In addition, the parties shall prorate at Closing the rent and other charges due under the Assigned Leases ("Lease Charges"). The prorated amounts shall be payable in the manner set forth below. Seller's pro rata share of such taxes, vehicle license fees and Lease Charges shall be the portion attributable to the period through the day preceding the closing date which the real property or the personal property is conveyed to Buyer, prorated by days.

                 (a) If a prorated amount is payable by Buyer and determinable on a closing date, it shall be added to the amount payable by Buyer at the respective closing.

                 (b) If a prorated amount is payable by Buyer and not determinable on a closing date, it shall be billed by Seller when determinable and promptly paid by Buyer to Seller.

                 (c) If a prorated amount is payable by Seller and determinable on a closing date, it shall be deducted from the amount otherwise payable by Buyer on a respective closing date

                 (d) If a prorated amount is payable by Seller and not determinable on a closing date, it shall be billed by Buyer when determinable and promptly paid by Seller to Buyer.

         2.8     ALLOCATION.   The parties hereto agree and acknowledge that
the Purchase Price shall be allocated as set forth in Schedule 2.8 attached hereto, and Seller and Buyer agree to file all Tax returns or reports including, without limitation, IRS Form 8594, for their respective taxable years in which the First Closing and Second Closing occur, and to reflect the allocation of the Purchase Price on any such return or report, and agree not to take any position inconsistent therewith before any Governmental authority charged with the collection of any Tax or in any administrative proceeding.

         2.9     CONSULTING AGREEMENTS.   Buyer shall enter into a consulting
agreement in the form of Exhibit C attached hereto, with Keith Dixon for a term of ten (10) years, with an annual compensation of $61,000. Buyer shall enter into a consulting agreement in the form of Exhibit D attached hereto, with Sidney Southwell for a term of five (5) years, with annual compensation of $18,000 per year (together the two agreements are hereinafter referred to as the "Consulting Agreements").

         2.10    LETTER OF CREDIT.   At the First Closing, Seller shall provide
to Buyer an irrevocable letter of credit in a form acceptable to Buyer, from a nationally recognized financial

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institution reasonably acceptable to Buyer, in the amount of $430,000 (the
"Letter of Credit") to reimburse Buyer for any Damages (hereinafter defined) incurred by Buyer as set forth in Article IX hereof. The Letter of Credit shall be effective as of the First Closing Date and be continuously in effect for a period of one (1) year and forty (40) days after the Second Closing Date, and permit Buyer to unilaterally withdraw sums for Damages incurred by Buyer and which are indemnified pursuant to Article IX of this Agreement, by presenting the original Letter of Credit to the issuing bank accompanied by a letter signed by a representative of Buyer which states "The undersigned are entitled to draw upon this letter of credit pursuant to that certain agreement dated March ____, 1998 by and among Packaged Ice Southeast, Inc., S. Keith Dixon and Annie Mae Dixon (the "Asset Purchase Agreement")." If the Second Closing has not occurred by April 15, 1998, Seller agrees to renew or replace the Letter of Credit for a like term by March 22, 1999, and if Seller has not provided such renewal or replacement Letter of Credit by March 22, 1999, Buyer is entitled to draw the entire amount of the Letter of Credit. If any Damages which are indemnifiable by Seller have not been paid or are not finally determined at May 14, 1999, then Seller shall cause a renewal or replacement Letter of Credit to be delivered to Buyer ten (10) days prior to the expiration of the then current Letter of Credit, which will entitle Buyer to draw upon the issuing bank until ten (10) days after such dispute is finally determined. If such replacement letter is not provided by the ten (10) day period before the expiration of the then current Letter of Credit, then Buyer shall be entitled to draw the entire amount of the Letter of Credit.

                      III.  REPRESENTATIONS AND WARRANTIES
                         OF THE SELLER AND SHAREHOLDERS

         Except as otherwise disclosed in the Seller's Disclosure Memorandum, each of the Seller and Shareholders represent and warrant, jointly and severally, to Buyer as follows:

         3.1 ORGANIZATION. Seller is a corporation duly incorporated and organized under the laws of the State of Georgia, and is qualified to do business in the State of Georgia. The Seller has all requisite power and authority to own, lease and operate the Business as presently conducted and to enter into this Agreement and to perform its respective obligations hereunder.

         3.2 EXECUTION, DELIVERY AND PERFORMANCE OF AGREEMENT. The execution, delivery and performance by the Seller and Shareholders of this Agreement, and the consummation of each of them of the transactions contemplated hereby, have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Seller and Shareholders and constitutes the valid and binding obligations of the Seller and Shareholders, enforceable against them in accordance with its terms. The execution, delivery and performance of this Agreement by the Seller and Shareholders will not, with or without the giving of notice, the passage of time, or both, violate, conflict with, result in a default, breach or loss of rights under, or result in the creation of any lien, claim or encumbrance pursuant to any lien, encumbrance, instrument, agreement or understanding, or any law, regulation, rule, order, judgment or decree, to which the Seller and/or the Shareholders are a party or by which they are bound or affected.



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         3.3     FINANCIAL STATEMENTS.   Seller has previously caused to be
furnished to Buyer the balance sheets of Seller's Business (separate from any propane gas or other business conducted by Seller) as of December 31, 1996 and December 31, 1997, the related unaudited statements of income and statements of cash flow for the period then ended and the balance sheet and statements of income and cash flow as of January 31, 1998 and February 28, 1998 (such balance sheets and related statements are collectively referred to herein as the "Financial Statements"). The Financial Statements taken as a whole present fairly the financial position of Seller as of December 31, 1996, December 31, 1997, January 31, 1998, and February 28, 1998, respectively, and the results of operations for such periods, all in accordance with generally accepted accounting principles ("GAAP") consistently applied.

         Except as and to the extent reflected or reserved against in the Financial Statements, or as disclosed by the Seller and Shareholders in the Seller's Disclosure Memorandum, and except for liabilities arising in the ordinary course of business and consistent with past practice since the date of the December 31, 1997 balance sheet of Seller, Seller has operated the Business in the ordinary course and has incurred no material liabilities which would be required to be reflected in accordance with generally accepted accounting principles on a balance sheet as of the date hereof or disclosed in the notes thereto. Since December 31, 1997, there has not been any material adverse change in the business, operations, properties, prospects, assets or condition of Seller, and no event has occurred or circumstance exists that may result in such a material adverse change.

         3.4     ENCUMBRANCES ON THE ASSETS.   Except as set forth on the
Seller's Disclosure Memorandum, there are no debts, liabilities, mortgages, liens, security interests, charges, pledges, conditional sale agreements, or adverse claims or restrictions, transfers or any other encumbrances (hereinafter "Encumbrances") whatsoever against the Assets.

         3.5     BUSINESS OPERATIONS AND CONDITION OF ASSETS.   The Seller and
Shareholders acknowledge that Buyer is purchasing the Assets for the express purpose of operating a packaged ice manufacturing and distribution business. All items comprising the Assets have been continuously used by Seller in Seller's Business and are now in serviceable condition unless expressly disclosed to the contrary by the Seller in the Seller's Disclosure Memorandum.

         3.6     TITLE TO PERSONAL PROPERTY.   Except as set forth in the
Seller's Disclosure Memorandum, Seller has good, legal and marketable title to all of the personal property comprising the Assets; at the First Closing, Seller shall deliver to Buyer good, legal and marketable title to the First Closing Assets free from and clear of all Encumbrances; at the Second Closing, Seller shall deliver to Buyer good, legal and marketable title to the Brunswick Property free and clear of all Encumbrances.

         3.7     REAL PROPERTY.

                 (a) Section 3.7 of Seller's Disclosure Memorandum contains (i) a complete and accurate legal description of each parcel of real property owned by, leased to or used by Seller which is to be transferred to Buyer, and a complete and accurate list of all


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         current leases, lease amendments, subleases, assignments, licenses, and other agreements to which the Real Property is subject (the "Assigned Leases"). Seller has delivered to Buyer true and complete copies of the Assigned Leases. The Seller's Disclosure Memorandum contains the address of each property, together with a summary description of the buildings and improvements thereon, the name and address of each landlord where Seller is a tenant, and of each tenant where Seller is a landlord, the commencement and expiration date of each lease, the monthly rent and additional rent payable under such lease, and the date to which such rent has been paid, the amount of any deposits, security or otherwise, made under such lease, and whether the consent of any other party to the lease (or their mortgagee) is required to consummate the transaction contemplated hereby.

                 (b) Except as disclosed in Section 3.7 of Seller's Disclosure Memorandum, (i) each of the Assigned Leases is in full force and effect and has not been amended or modified; (ii) neither Seller, nor any other party thereto, is in default thereunder, and there is not, under any such Assigned Leases, any event which, with notice and/or lapse of time, would constitute a default by any party to any such Assigned Leases; (iii) Seller has received no notice that any parties to any Assigned Leases intend to cancel, terminate, or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder.

                 (c) Seller is the owner of, or is the tenant in good standing under, valid and effective Assigned Leases, with respect to all Real Property used by Seller in the operation of Seller's Business which is to be transferred or assigned to Buyer.

                 (d) Except as set forth in Section 3.7 of Seller's Disclosure Memorandum, the Real Property is properly zoned for, and permits, the improvements located thereon and the continuation of the business presently being conducted thereon. The Real Property is served by utilities and services necessary for the normal and continued operation of the Business. Seller has no knowledge of any pending or threatened action or proceeding which could result in a modification or termination of such zoning.

                 (e) Seller shall grant and convey the Real Property to Buyer at the First Closing and the Second Closing, as contemplated herein, free and clear of all Encumbrances or other restrictions which would materially affect the use for which it is held by Seller.
         Seller has not received notice that any of the Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor has any such condemnation, expropriation or taking been proposed.

                 (f) Except as disclosed in Section 3.7 of Seller's Disclosure Memorandum, (i) there are no tanks on or below the surface of the Real Property, (ii) there is no hazardous or toxic waste, substance or material or other contaminant or pollutant (as determined under federal, state or local law) present on or below the surface of the Real Property including, without limitation, in the soil, subsoil, groundwater or surface water, which



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         constitutes a violation of any law, ordinance, rule or regulation of any governmental entity having jurisdiction thereof or subjects or could subject Buyer to any liability to third parties, and (iii) the Real Property has never been used by Seller or by any previous owners or operators to generate, manufacture, refine, produce, store, handle, transfer, process or transport any hazardous or toxic waste, substance or material or other contaminant or pollutant.

         3.8 LITIGATION. Except as set forth in the Seller's Disclosure Memorandum, there is no pending claim, action, suit, proceeding or investigation (judicial, governmental or otherwise), nor any order, decree or judgment in effect or threatened against or relating to Seller or the Assets, or the transactions contemplated by this Agreement, and no event has occurred or circumstance exists that will, or is reasonably likely to, give rise to or serve as a basis for the commencement of any claim, action, suit, proceeding or investigation.

         3.9 COMPLIANCE WITH LAWS.   Seller has complied with all laws, rules,
regulations, ordinances, orders, judgments and decrees relating to the Assets. The ownership and use of the Assets and the conduct of the Business as it specifically relates to the Assets does not conflict with the rights of any other person.

         3.10 TAXES. All returns, including estimated tax returns, required to be filed after the First Closing Date by or with respect to Seller with respect to Taxes, that, if unpaid, might result in a lien upon any of the Assets, will be duly filed and will be true, correct and complete, and all Taxes payable pursuant thereto will be paid, except such Taxes, if any, as may be contested in good faith. No deficiency or adjustment in respect to any Taxes that have been assessed against or with respect to Seller that if unpaid, might result in a lien upon any of the Assets, remains unpaid.

         All Taxes that relate to the Assets and that are payable or accruable by Seller, or to which Seller has any liability with respect to events occurring on or before either the First Closing Date or the Second Closing Date, have been paid in full except for income, franchise or capital stock taxes and transfer, sales and other taxes arising in connection with the transactions contemplated by this Agreement.

         3.11 ENVIRONMENTAL. The Seller has complied in all respects with all laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of any Governmental Authorities ("Laws") which have jurisdiction over the Seller and its subsidiaries concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to wetlands, emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice (collectively, an "Environmental Action") has been filed or commenced against any of them alleging any failure of Seller so to comply, nor is the Seller and/or the Shareholders aware


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of any circumstances or conditions which may cause any such Environmental
Action to be filed or commenced against Seller.

         Without limiting the generality of the preceding sentence, the Seller has obtained and been in material compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied, in all material respects, with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, such Laws. Buyer, at Buyer's expense, shall have the right to conduct any and all environmental investigations and surveys necessary to satisfy Buyer as to the environmental condition of the Assets or the Leased Real Properties; provided, however, that Seller shall provide to Buyer evidence that the development of the Owned Real Property described in Section 3.7 of Seller's Disclosure Memorandum as the "Kingsland Facility" was made in compliance with all Laws and that Seller shall, at its expense, fulfill all the conditions laid out in
Schedule 8.1(i) attached hereto and incorporated herein by reference, as provided in Section 8.1(i) hereof, prior to the First Closing Date.

         3.12 EMPLOYEE BENEFITS. All employee benefit plans (whether or not covered by ERISA), deferred compensation or executive compensation plans for employees, directors or independent contractors, and all other employee or independent contractor arrangements or programs that are maintained or contributed to by the Seller (collectively, the "Company Plans") have been administered and operated in all material respects in compliance with their terms, ERISA, if applicable, the Code and other applicable law. All Company Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and a current favorable IRS determination letter exists for each such plan and covers the amendments required by the Tax Reform Act of 1986. All funded Company Plans are fully funded according to their terms and applicable law. To the knowledge of the Seller and Shareholders, no prohibited transaction or breach of fiduciary duty under ERISA has been committed by any fiduciary, disqualified person or party in interest of any Company Plan. The Seller has no liability, contingent or otherwise, under Title IV of ERISA.

         3.13    CONSENTS.   Except as set forth in the Seller's Disclosure
Memorandum, no consent or approval of any public body or authority, and no consents or waivers from other parties to the Assigned Leases, material licenses, franchises, permits, agreements or other instruments are required to be obtained by the Seller as a result of the transfer of the Assets contemplated by this Agreement to (i) avoid the loss of any Assigned Leases, material license, franchise, permit or other instrument or the creation of any lien or other claim on any Asset pursuant to the terms of any law, regulation, order, agreement or other legal requirement binding upon Seller and/or Shareholders relating to the Business or to which any such Asset may be subject, or (ii) to enable Buyer to continue the operation of the Business substantially as conducted prior to the First Closing.

         3.14 CONTRACTS. Seller is not a party to any contracts relating to the Business or the Assets that are not terminable at will, other than those contracts of Seller relating to the Business listed and described in the Seller's Disclosure Memorandum.


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         3.15    INSURANCE AND WARRANTIES.

                 (a) Insurance. Seller has in force all policies of insurance described in Section 3.15(a) of the Seller's Disclosure Memorandum insuring it (including descriptions of whether such policies and binders are "claims made" or "occurrences" policies, and the respective issuers and expiration dates thereof). Unless otherwise described on the Seller's Disclosure Memorandum, the Seller and the Shareholders have not been advised of (i) any risks or any fact or matter which might render such policies void or voidable, or (ii) any cancellations of insurance coverage, or material increases in premium, or other costs related to insurance, to take effect, or that are proposed, or that may or will occur, following the First Closing and/or the Second Closing. To the Seller's and Shareholders' knowledge, all such policies are underwritten by reputable insurers, and there is no basis to believe the insurers are or are likely to become financially unsound. Seller has not been refused insurance or been notified of any cancellation or involuntary reduction or other limitation of insurance during the past three years. Section 3.15(a) of the Seller's Disclosure Memorandum lists all claims made or due to be made by Seller, and all matters for which a claim could reasonably have been but was not made, against an insurer on account of events occurring since December 31, 1996.

                 (b) Warranties. Except as described in Section 3.15(b) of the Seller's Disclosure Memorandum, (i) Seller has not agreed to become responsible for consequential damages or made any express warranties to third parties with respect to any products distributed or sold by Seller, and (ii) there are no warranties (express or implied) outstanding with respect to any products other than any such implied by law. A copy of each standard warranty of Seller with respect to such product is included in Section 3.15(b) of the Seller's Disclosure Memorandum.

         3.16    INVENTORIES.

                 (a) All inventories shown on the December 31, 1997 balance sheet of Seller consisted of, and all inventories thereafter acquired will consist of, items of good and merchantable quality and quantity usable or salable in the ordinary and regular course of Seller's business except for obsolete items and items below standard quality, all of which have been written off, or written down to net realizable value on the December 31, 1997 balance sheet of Seller. Each inventory or class was priced at the lower of cost or market on the first-in, first-out basis and, as to the classes of items inventoried and methods of counting and pricing, such inventories were determined in a manner consistent with prior years. Except to the extent, if any, disclosed in Section 3.16 of the Seller's Disclosure Memorandum, Seller has neither sold any of its inventory under agreements with an express right of return, nor consigned any inventory, and Seller and Shareholders have no knowledge of any pending returns of inventory in any material quantity.

                 (b) There have been no material changes in the inventories reflected in the December 31, 1997 balance sheet of Seller and there will be no further changes in any such inventories except those changes resulting from write down or write-offs, purchases in the ordinary and regular course of business, and sale of merchandise inventory in the ordinary and regular course of business.

         3.17 SUPPLIERS AND CUSTOMERS. Except as set forth in Section 3.17 of the Seller's Disclosure Memorandum and to Seller's and Shareholders' actual knowledge, no customer of Seller has communicated to Seller or Shareholders, in any manner, his or its intention to cease to do business with or trade with Seller, or materially alter, modify or amend the terms with which it has conducted business with Seller whether as a result of, or in contemplation of, the consummation of the transactions contemplated by this Agreement.

         3.18 COMPLETE AND ACCURATE DISCLOSURE. No representation or warranty made to Buyer in this Agreement or in connection with this transaction contains or will contain an untrue statement of a material fact, or omits or will omit to state a material fact necessary to make such representation or warranty not misleading or necessary to enable a prospective Buyer of Seller's Business or the Assets to make a fully informed decision. All documents and information which have been or will be delivered to Buyer or its representatives by or on behalf of the Seller and the Shareholders are and will be true, correct and complete copies of the documents they purport to represent.

                  IV.  REPRESENTATIONS AND WARRANTIES OF BUYER

         4.1     CORPORATE EXISTENCE; GOOD STANDING; CAPITALIZATION.   Buyer is
a corporation, duly organized, validly existing and in good standing under the laws of the State of Texas and is qualified to conduct business in the State of Georgia. Buyer is a wholly owned subsidiary of Packaged Ice, Inc., a Texas corporation ("Packaged Ice"). Packaged Ice is a corporation, duly organized, validly existing and in good standing under the laws of the State of Texas and is qualified to conduct business in the State of Georgia.

         4.2     POWER AND AUTHORITY.   Buyer has the requisite corporate power
and authority, and has been duly authorized, to enter into this Agreement and to perform all of its obligations hereunder. Buyer represents and warrants to the Seller and Shareholders that this Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation in accordance with its terms. The execution, delivery and performance of this Agreement by the Buyer will not, with or without the giving of notice, the passage of time, or both, violate, conflict with, result in a default, breach or loss of rights under, or result in the creation of any lien, claim or encumbrance pursuant to, any lien, encumbrance. instrument, agreement, or understanding, or any law, regulation, rule, order, judgment or decree, to which the Buyer is a party or by which it is bound or affected. Buyer has received the necessary approval from Packaged Ice to complete the transactions contemplated herein.

                 V.   COVENANTS OF THE SELLER AND SHAREHOLDERS

         The Seller and Shareholders hereby covenant and agree as follows:

         5.1     CONDUCT OF BUSINESS.   Seller shall operate the Business in
the ordinary course and continue normal capital expenditures and maintenance in connection with the First Closing Assets during the period from the date hereof until to the First Closing Date, and in connection with the Brunswick Property during the period from the date hereof until the Second Closing Date except (i) as may be permitted by this Agreement or (ii) as may be necessary to consummate the transactions contemplated hereby. However, Seller's activities involving the Brunswick Property be limited to the reconstruction of the Brunswick Property as provided in Section 2.2 hereof from the period beginning with the First Closing Date through the Second Closing Date.

         5.2     INVESTIGATION BY BUYER.

                 (a) Between the date hereof and the Second Closing Date, the Seller and Shareholders shall (i) give Buyer and its authorized representatives and advisors access, at reasonable times and on reasonable notice, to all items of personal property and real property or leasehold interest comprising the Assets, books and records, personnel, offices, and other facilities of the Assets, (ii) permit Buyer to make such inspections thereof as Buyer may reasonably require, and (iii) cause their employees, and their advisors to furnish to Buyer and its authorized representatives and advisors such financial and operating data and other information with respect to the Business prepared in the ordinary course of the Business as Buyer or its agent shall from time to time reasonably request.

                 (b) The Seller and Shareholders agree that, subsequent to the Second Closing Date, Buyer and its agents and accountants will be permitted reasonable access, during normal business hours, and as often as Buyer may reasonably request, consistent with reasonable requirements of the Seller and Shareholders, to the books and records of Seller and its affiliates, insofar as such books and records contain information or data pertaining to the Assets prior to the Second Closing Date to the extent such information is not otherwise available at the offices or other facilities of the Buyer, and Buyer shall have the right to make copies thereof and excerpts therefrom.

         5.3     CLOSING CONDITIONS.   The Seller and Shareholders will, to the
extent within their control, use their best efforts to cause the conditions set forth in Article VII to be satisfied by the First Closing Date.

         5.4 CONFIDENTIALITY. From and after the date hereof, the Seller and Shareholders will, and will cause their respective officers, employees, representatives, consultants and advisors to, hold in confidence all confidential information in the possession of the Seller and Shareholders, their affiliates or their financial advisors concerning the Assets and the Leased Properties. The Seller and Shareholders will not release or disclose any such information to any person other than Buyer and its authorized representatives. Notwithstanding the foregoing, the confidentiality obligations of this Section shall not apply to information:

                 (a) which the Seller and/or Shareholders are compelled to disclose by judicial or administrative process, or, in the reasonable opinion of counsel, by other mandatory requirements of law;

                 (b) which can be shown to have been generally available to the public other than as a result of a breach of this Section; or

                 (c) which can be shown to have been provided to the Seller and/or Shareholders by a third party who obtained such information other than as a result of a breach of a confidential relationship.

         5.5 PUBLIC ANNOUNCEMENT. The Seller, Shareholders and Buyer will cooperate in the public announcement of the transactions contemplated by this Agreement, and, other than as may be required by applicable law, no such announcement will be made by either party without the consent of the other party, which consent shall not be unreasonably withheld.

         5.6 NO SHOPPING. The Seller and the Shareholders shall not solicit, initiate or participate, directly or indirectly, or cause any other person to solicit, initiate or participate, directly or indirectly, in discussions or negotiations with, or provide any information to, any other person (other than the Buyer) concerning, or enter into any agreement providing for (other than in the ordinary course of business) the acquisition of the Assets or part thereof (whether by merger, purchase of stock or assets or other similar transaction), other than the acquisition contemplated by this Agreement. The restrictions of this paragraph shall terminate if the First Closing has not taken place by the date referred to in Section 7.1.

         5.7 FURTHER ASSURANCES. The Seller and the Shareholders will use their best efforts to implement the provisions of this Agreement, and for such purpose the Seller and Shareholders, at the request of Buyer, at or after the First Closing Date, will, without further consideration, promptly execute and deliver, or cause to be executed and delivered, to Buyer such deeds, assignments, bills of sale, consents, documents evidencing title and other instruments in addition to those required by this Agreement, in form and substance satisfactory to Buyer, as Buyer may reasonably deem necessary or desirable to implement any provision of this Agreement.

         5.8 INSURANCE. Seller shall maintain insurance through the First Closing Date with respect to the First Closing Assets and through to the Second Closing Date with respect to the Brunswick Property with financially sound and reputable insurers unaffiliated with the Seller and/or Shareholders in such amounts and against such risks as are adequate to protect the Assets and the Business.

         5.9 NONCOMPETITION AGREEMENT. At the First Closing, the Seller, the Shareholders, and Sidney Southwell will each enter into a noncompetition agreement in the form attached hereto as Exhibit E (the "Noncompetition Agreement").

         5.10 CESSATION OF BUSINESS/CHANGE OF NAME. At and after the First Closing, the Seller will cease to conduct any business constituting the manufacturing, packaging, distribution and/or storage of packaged ice products. In addition, Seller will promptly, after the First Closing (but in no event more than 30 days after the First Closing Date) effectuate the change of the names of the business from Cumberland Gas and Ice, Inc. by filing all necessary documents with the Georgia Secretary of State's office or such other proper state and local governmental authority as is necessary to effectuate such name change, and will terminate all of its assumed name filings. Seller and Shareholders further agree that they will execute any and all other documents requested by Buyer to facilitate Buyer's use of the name "Cumberland Ice" or any variant thereof.

         5.11    OPINION OF LEGAL COUNSEL.   At the First Closing and the
Second Closing, the Seller and Shareholders shall deliver to Buyer a Legal Opinion of Sellers counsel in the form attached hereto as Exhibit F (the "Seller's Opinion of Counsel").

         5.12 DISCHARGE OF SELLER'S DEBTS. Seller hereby agrees and acknowledges that Buyer is not assuming any of Seller's debts, and that Seller remains responsible for and will discharge all debts that relate to the Business and/or the Assets and were incurred by Seller at or prior to the First Closing.

         5.13    TITLE COMMITMENT.   Seller, at Seller's sole cost and expense,
shall cause a nationally recognized title company acceptable to Buyer (the "Title Company") to issue and deliver to Buyer (i) current title commitments (the "Title Commitments") accompanied by two copies of all recorded documents affecting the Real Property, and which will constitute encumbrances against the Real Property at the First Closing for the First Closing Real Property to be conveyed as part of the First Closing Assets and at the Second Closing Date for the Brunswick Property, and (ii) current reports of searches made of the Uniform Commercial Code Records of the County and State where each parcel of Real Property is located (the "UCC Reports") setting forth the state of title to the personal property to be conveyed hereunder. Seller, at Seller's sole cost and expense, shall also obtain and deliver to Buyer current surveys (the "Surveys") of the Real Property prepared by a duly licensed land surveyor acceptable to Buyer. The Surveys shall:

                 (a) set forth an accurate metes and bounds description of the Real Property which shall contain the gross square footage and the net square footage of the Real Property;

                 (b) locate all existing easements and rights-of-way (setting forth the book and page number of all recorded instruments creating the same), alleys, streets, and roads;

                 (c)      show any encroachments upon the Real Property;

                 (d)      show all existing improvements;

                 (e) show all dedicated public streets providing access to the Real Property and whether such access is paved to the property line of the Real Property; and

                 (f) contain the Surveyor's certification in the form and substance satisfactory to Buyer's counsel.

         Buyer shall give Seller written notice on or before the expiration of fifteen (15) days after the receipt of the Title Commitments, UCC Reports and the Surveys, whichever is received last, whether the condition of the title as set forth in such Title Commitments, UCC Reports and Surveys is or is not satisfactory, and in the event Buyer states that the condition of title is not satisfactory, Seller shall, at its sole cost and expense, promptly undertake to eliminate or modify to the reasonable satisfaction of Buyer those title matters which Buyer states to be unsatisfactory. Seller agrees to use Seller's best efforts to satisfy promptly Buyer's timely objections to title, and in the event Seller does not satisfy said objections within ten (10) days after said notice, Buyer may, at its option, either (i) accept title subject to the objections raised by Buyer, without an adjustment in the Purchase Price, in which event said objections shall be deemed waived for all purposes, or (ii) terminate this Agreement and receive back any deposits or escrowed funds delivered by Buyer, and this Agreement shall be of no further force and effect. The Real Property shall be conveyed to Buyer subject to no Encumbrances or reservations of any kind or character other than those specifically approved by Buyer in writing (the "Permitted Exceptions").

         5.14    COMPUTER/ACCOUNTING SERVICES.

         Following the First Closing, Seller shall ensure that, for a period not longer than ninety (90) days, the current procedures for collecting, recording and processing information carried on by the Seller and which are related to the Business (including but not limited to financial and customer relations) shall be carried on in their ordinary and usual manner, and Seller shall provide access and unrestricted use of office, telephone (excluding the cost of long distance charges), personnel, computer and other systems and common areas used by the Business. Such use by Buyer shall not cause an unreasonable disruption of Seller's gas business. Seller further agrees that the costs of such continuation of collection, recording and processing of such information during the aforementioned period shall be solely borne by Seller. Seller further agrees that the period between the First Closing Date and the Second Closing Date, Buyer shall be entitled to use the Brunswick Property for any purposes Buyer sees fit including but not limited to the production of ice, the servicing of clients and general office work. Buyer will be responsible for the utility costs of the Brunswick Property which are related to Buyer's use of such facility beginning with the date on which Buyer first incurs such expenses, and in no case beginning earlier than the First Closing Date.

         5.15    ACCOUNTS PAYABLE.   Seller shall provide Buyer with an
affidavit of accounts payable indicating the amount owed by Seller to each creditor individually as of the First Closing Date and includes the address to which each creditor payments are to be made, and the date the last payment was made. Seller covenants that the creditors of Seller as of the First Closing Date and the Second Closing Date shall be paid in full when due and that no liability for any amounts due by Seller on either the First Closing Date or the Second Closing Date shall attach to Buyer.

         5.16    UPDATED FINANCIAL STATEMENTS.   Within thirty (30) days of the
First Closing Date, Seller shall provide Buyer with the compiled financial statements (prepared by an independent certified public accountant) of the Seller's Business through the First Closing Date, such statements shall be related solely to the ice business activities of Seller and shall not include information related to Seller's propane or other business.

         5.17    SEPARATION OF BUSINESS.   As of the First Closing Date with
respect to the First Closing Real Property, and as of the Second Closing Date with respect to the Brunswick Property, Seller shall have removed all equipment related to Seller's propane business from the Real Property and shall cease to conduct any operations related to the propane business on any of the Real Property.

         5.18    POST FIRST CLOSING INVENTORY SCHEDULE.   Seller shall provide,
at the First Closing, a schedule of packaging materials, supplies and ice inventory separated by category and location, as of the First Closing Date (the "Closing Date Inventory Schedule"). Seller shall also include all supporting documentation for the inventory schedule including invoices and other sales records. The purchase price for the First Closing Assets shall be reduced by the amount of the difference in inventory paid for, or received on the account of Buyer or its parent corporation, and the amount of the same such inventory on hand as of the First Closing Date. The intent of this provision is to reimburse the Buyer (and/or its parent corporation) for amounts or credits extended for merchandise ordered or received by Seller prior to the First Closing Date.

                            VI.  COVENANTS OF BUYER

         6.1 ANCILLARY AGREEMENTS. At the Closing, Buyer will pay the purchase price as set forth in Section 2.6 hereof, and enter into the Noncompetition Agreement, the Escrow Agreement, the Consulting Agreements, and all other ancillary documents required hereunder.

                                 VII.  CLOSING

         7.1     TIME AND PLACE.   The consummation of the sale and purchase of
the First Closing Assets and the execution of the Noncompetition Agreement as contemplated hereby (the "First Closing") shall take place at the offices of Seller's counsel whose address is Whelchel, Brown, Readdick & Bumgartner, 5 Glenn Avenue, Brunswick, GA 31521-0220. The date of the First Closing shall herein be referred to as the "First Closing Date" and shall take place no later than March ___, 1998. The consummation of the sale and purchase of the Brunswick Property (the "Second Closing") shall take place at a location mutually agreeable to the parties. The date of the Second Closing shall herein be referred to as the "Second Closing Date."

         7.2 THE SELLER'S AND THE SHAREHOLDERS' OBLIGATIONS AT FIRST CLOSING. At the First Closing, the Seller and the Shareholders shall, where appropriate, execute, acknowledge and deliver to Buyer in form satisfactory to
Buyer:

                 (a) a General Warranty Deed covering the First Closing Real Property in recordable form, subject only to the Permitted Exceptions insofar as they affect the First Closing Real Property;

                 (b) an assignment of the Macon Lease, in recordable form, subject only to the Permitted Exceptions, insofar as they affect the Leased Real Property, which, if necessary, has been consented to by the lessor thereof;

                 (c) an Estoppel Certificate as referred to in Section 8.1(g) hereof from the lessee of the Macon Lease;

                 (d) copies of all certificates of occupancy, licenses, permits, authorizations, and approvals required by law and issued by all Governmental Authorities having jurisdiction, if any, and the original of each bill for current real estate and personal property taxes, together with proof of payment thereof (if any of the same have been paid);

                 (e) Non-disturbance Agreements from the lender(s) of the lessor(s) of the Macon Lease;

                 (f) an Owner's Policy of Title Insurance in the amount of the value allocated to each parcel provided in Schedule 2.8 attached hereto of the First Closing Real Property, subject only to the Permitted Exceptions, insofar as they affect the First Closing Real Property;

                 (g) a memorandum of the lease for the leased premises in Tifton, Georgia in recordable form;

                 (h) Bill of Sale, assignments or other suitable transfer documents transferring to Buyer the First Closing Assets, free and clear of all liens and encumbrances, in form reasonably satisfactory to counsel for Buyer which includes the form WCC-3 or other appropriate form indicating release of liens by any secured party and that no action of redress or reclamation shall be sought by any secured party against Buyer or the Assets;

                 (i) the Noncompetition Agreements executed by Seller, Shareholders, and Sidney Southwell;

                 (j) a Certificate of Compliance, in form and substance satisfactory to Buyer, from the Seller and the Shareholders indicating that the Seller and the Shareholders have materially complied with their obligations contained in this Agreement, that all representations and warranties contained in this Agreement or in any certificate required to be delivered in connection with this Agreement shall be accurate at and as of the First Closing with the same force and effect as though made at the First Closing, and no material adverse change with respect to the Seller has occurred;

                 (k)      a copy of Seller's Opinion of Counsel to Buyer;

                 (l)      the officer's certificate referred to in Section
         8.1(f);

                 (m) the documents evidencing the transfers of all motor vehicles and registrations thereof which are part of the Assets;

                 (n) an affidavit of creditors indicating the amount owed to each creditor as of the First Closing Date, the address of the creditor, and the last payment made to creditor as provided in Section
         5.14 hereof;

                 (o)      the Letter of Credit;

                 (p) a termination statement, acceptable to Buyer, of the Tifton Lease;

                 (q) a lease for the property located in Tifton in the form attached hereto as Exhibit B signed by the lessee of the Tifton Lease; and

                 (r) all other previously undelivered documents, instruments and writings required to be delivered at or prior to the First Closing pursuant to this Agreement or otherwise in connection herewith.

         7.3     BUYER'S OBLIGATIONS AT FIRST CLOSING.   At the First Closing,
Buyer will:

                 (a) pay the purchase price for the First Closing Assets in accordance with Section 2.6;

                 (b) deliver to the Seller and Sidney Southwell and the Shareholders executed counterparts of the Noncompetition Agreements, the Consulting Agreements, and all other ancillary documents required hereunder; and

                 (c) deliver a Certificate of Compliance, dated as of the First Closing Date, from an officer of Buyer indicating that Buyer has materially complied with its obligations, representations and warranties contained in this Agreement.

         7.4 THE SELLER'S AND SHAREHOLDER'S OBLIGATIONS AT THE SECOND CLOSING. At the Second Closing, the Seller and Shareholders shall, where appropriate, execute, acknowledge and deliver to Buyer in form satisfactory to
Buyer:

                 (a) a General Warranty Deed covering the Brunswick Property (and all improvements), in recordable form, subject only to the Permitted Exceptions relating to the Brunswick Property;

                 (b) all transferable warranties related to the Brunswick Property;

                 (c) an Owner Policy of Title Insurance in the amount of the value allocated to the Brunswick Property in Schedule 2.8 attached hereto, subject only to the Permitted Exceptions, insofar as they relate to the Brunswick Property;

                 (d) Bill of Sale, assignments or other suitable transfer documents transferring to Buyer the Brunswick Property, free and clear of all liens and encumbrances, in form reasonably satisfactory to counsel for Buyer which includes the form WCC-3 or other appropriate form indicating release of liens by any secured party and that no action of redress or reclamation shall be sought by any secured party against Buyer or the Brunswick Property;

                 (e) a Certificate of Compliance, in form and substance satisfactory to Buyer, from the Seller and the Shareholders indicating that the Seller and the Shareholders have materially complied with their obligations contained in this Agreement, that all representations and warranties contained in this Agreement or in any certificate required to be delivered in connection with this Agreement shall be accurate at and as of the Second Closing with the same force and effect as though made at the Second Closing, and no material adverse change with respect to the Seller or the Brunswick Property has occurred;

                 (f) a copy of Seller's Opinion of Counsel to Buyer dated as of the Second Closing Date;

                 (g) the officer's certificate referred to in Section 8.1(f) dated as of the Second Closing Date; and

                 (h) all other previously undelivered documents, instruments and writings required to be delivered at or prior to the Second Closing pursuant to this Agreement or otherwise in connection herewith.

         7.5     THE BUYER'S OBLIGATIONS AT THE SECOND CLOSING.   At the Second
Closing, Buyer will:

                 (a) pay to Seller the purchase price for the Brunswick Property, less any Liquidated Damages or other adjustments in accordance with Section 2.2; and

                 (b) deliver to Seller any other documents required to be delivered by Buyer at or prior to the Second Closing pursuant to this Agreement.

                          VIII.  CONDITIONS TO CLOSING

         8.1 CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer to complete the transactions contemplated on the First Closing Date and the Second Closing Date shall be subject to the satisfaction, on or prior to the First Closing Date and the Second Closing Date, respectively, of the following conditions:

                 (a) Performance. Each agreement and obligation of the Seller and the Shareholders to be performed on or before the First Closing Date and the Second Closing

         Date, respectively, (including, but not limited to, covenants set forth in Article V) shall have been duly performed in all material respects;

                 (b) Representations and Warranties True; No Material Adverse Change. The representations and warranties of the Seller and Shareholders contained herein, or in any certificate required to be delivered in connection with this Agreement, shall have been accurate on the date hereof and shall be accurate at and as of the First Closing Date and the Second Closing Date respectively, and since the date hereof there shall have occurred no material adverse change in the business operations, properties, prospects, Assets or condition of Seller. Seller shall deliver to Buyer certificates dated as of the First Closing Date and the Second Closing Date executed by the President of Seller so stating;

                 (c) No Violation of Statutes, Orders, etc. There shall not be in effect any decree or judgment enjoining Buyer from consummating the transactions contemplated hereby;

                 (d) Third-Party Creditors. All third-party creditors of the Business will be paid in full and have released all liens or claims against the Assets, or Seller shall provide to Buyer documentation from all third-party creditors indicating that the third-party creditors have released their liens against the Assets and consented to Seller's conveyance of the Assets to Buyer free and clear of all liens or other Encumbrances;

                 (e) Opinion of Counsel. On the First Closing and the Second Closing Date, the Seller and the Shareholders shall have delivered Seller's Opinion of Counsel as described in Section 5.11 herein to Buyer;

                 (f) Corporate Approval. On the First Closing Date, Buyer shall have received a certified copy of the resolutions of the Shareholders and Board of Directors of Seller, certified by its Secretary or Assistant Secretary, authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby;

                 (g) Estoppel Certificate. Seller shall deliver to Buyer an estoppel certificate signed by the Landlord of the Assigned Leases in the form of Exhibit G attached hereto (the "Estoppel Certificate");

                 (h) Due Diligence. As of the First Closing Date, Buyer shall have completed and shall be satisfied with its due diligence investigation;

                 (i) Environmental Clean Up. As of both the First Closing Date and the Second Closing Date, Seller shall be in compliance with all laws as warranted in Section 3.11 and, in addition, shall have, by the First Closing Date completed all of the environmental tasks provided in Schedule 8.1(i) attached hereto and incorporated herein by reference; and

                 (j) Brunswick Property. The construction of the Brunswick Property shall be completed in accordance with the plans and specifications set forth on Schedule 2.2 attached hereto to the reasonable satisfaction of Buyer or Buyer shall have waived its objections in writing before it is required to complete the Second Closing. Notwithstanding any other provision of this Agreement, Buyer and Seller agree that the obligation of Buyer to acquire the Brunswick Property (and Seller's right to any consideration therefrom) shall not be subject to "material compliance" or any other form of legal or equitable relief and shall be solely dependent on the satisfaction of the conditions and obligations set forth in Sections 2.5, 7.4 and 8.1 of this Agreement.

         8.2 CONDITIONS TO OBLIGATIONS OF THE SELLER AND THE SHAREHOLDERS. The obligation of the Seller and the Shareholders to complete the transactions contemplated at the First Closing and the Second Closing shall be subject to the satisfaction on or prior to the First Closing Date and Second Closing Date, respectively, of the following conditions:

                 (a) Performance. Each agreement of Buyer to be performed on or before the First Closing Date or the Second Closing Date, respectively, shall have been duly performed in all material respects;

                 (b) Representations and Warranties True. The representations and warranties of Buyer contained herein shall have been true in all material respects; and

                 (c) No Violation of Statutes, Orders, etc. There shall not be in effect any decree or judgment enjoining the Seller and the Shareholders from consummating the transactions contemplated hereby.

                              IX.  INDEMNIFICATION

         9.1 INDEMNIFICATION OF BUYER BY THE SELLER AND THE SHAREHOLDERS. The Seller and the Shareholders agree to individually and severally indemnify, defend and hold harmless Buyer and Buyer's employees, agents, heirs, legal representatives, and assigns from and against any and all claims, suits, losses, expenses (legal, accounting, investigation and otherwise), damages and liabilities, including, without limitation, tax liabilities (hereinafter, collectively "Damages"), arising out of or relating to (i) any liability or obligation of the Seller and/or the Shareholders not expressly assumed by Buyer hereunder, (ii) the conduct of, or conditions existing with respect to, the Business or the Assets prior to the First Closing, and prior to the Second Closing, with respect to the Brunswick Property, (iii) any inaccuracy of any representation or warranty set forth in this Agreement or the breach of any covenant made by the Seller and/or Shareholders in or pursuant to this Agreement, and (iv) any noncompliance with any bulk sales law by Buyer or Seller. In the event that any Damages are incurred under this Section 9.1, Buyer shall be entitled to draw upon the Letter of Credit, as well as being entitled to any and all remedies provided for herein.

         9.2 INDEMNIFICATION OF THE SELLER AND THE SHAREHOLDERS BY BUYER. Buyer agrees to indemnify, defend and hold harmless the Seller and the Shareholders from and against only those

Damages arising out of or relating to any inaccuracy or any representation or warranty of Buyer set forth in this Agreement or the breach of any covenant made by Buyer in or pursuant to this Agreement.

         9.3 CLAIMS FOR INDEMNIFICATION. Whenever any claim arises for indemnification hereunder, the indemnified party (hereafter the "Indemnified Party") shall notify the indemnifying party (hereafter the "Indemnifying Party") in writing by registered or certified mail promptly after the Indemnified Party has actual knowledge of the facts constituting the basis for such claim (the "Notice of Claim"). Such notice shall specify all material facts known to the Indemnified Party giving rise to such indemnification right, and to the extent practicable, the amount or an estimate of the amount of the liability arising therefrom. The failure of any Indemnified Party to promptly notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligation to indemnify in respect to such action and shall not relieve the Indemnifying Party of any other liability which they may have to any Indemnified Party unless such failure to notify the Indemnifying Party prejudices the rights of the Indemnifying Party. In addition to all other remedies provided hereunder or by law, Buyer shall specifically have the right to, if after thirty (30) days following the notice to the Indemnifying Party (in this case, the Seller and the Shareholders) as required by this paragraph, the Indemnifying Party has not remedied the cause of such claim to the satisfaction of Buyer, draw against the Letter of Credit for any of Buyer's Damages.

         9.4 RIGHT TO DEFEND. If the facts giving rise to any such claim for indemnification involve any actual or threatened claim or demand by any third party against the Indemnified Party, the Indemnifying Party shall be entitled (without prejudice to the right of the Indemnified Party to participate in the defense of such claim or demand at its expense through counsel of its own choosing) to assume the defense of such claim or demand in the name of the Indemnified Party at the Indemnifying Party's expense and through counsel of its own choosing, which counsel shall be reasonably satisfactory to the Indemnified Party, if it gives written notice to the Indemnified Party within forty-five (45) days after receipt of the Notice of Claim, that the Indemnifying Party intends to assume the defense of such claim and acknowledges its liability to indemnify the Indemnified Party for any losses resulting from such claim; provided, however, that if the Indemnifying Party does not elect to assume the defense of any claim, then (a) the Indemnifying Party shall have the right to participate in the defense of such claim or demand at its expense through counsel of its own choosing, provided the Indemnified Party shall control the defense of such claim, (b) the Indemnified Party may settle any such claim without the consent of the Indemnifying Party, however, the Indemnifying Party may not settle any such claim without the prior written consent of the Indemnified Party; and (c) Section 9.5 hereof shall be inapplicable. Whether or not the Indemnifying Party does choose to so defend such claim, the parties hereto shall cooperate in the defense thereof and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be requested in connection therewith. To the extent the Seller and the Shareholders are the Indemnified Party for any actual or threatened claim or demand by any third party, the Seller and the Shareholders shall have the right to control the prosecution of any counterclaim or right related to such a claim or demand, provided that the Seller and the Shareholders agree to reasonably cooperate with Buyer with respect to the prosecution of such counterclaim or right.

         9.5 SETTLEMENT. Except as provided in Section 9.4, (i) the Indemnified Party shall make no settlement of any claim that would give rise to liability on the part of the Indemnifying Party under an indemnity contained in this Article IX without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld and (ii) the Indemnifying Party can settle without the consent of the Indemnified Party only if the settlement involves only the payment of money for which the Indemnifying Party will be fully liable. No other settlement of any claim may be made without the consent of both the Indemnified Party and the Indemnifying Party, which consent shall not be unreasonably withheld.

         9.6 EFFECT OF TERMINATION. Without limiting any other rights the parties may have, the parties specifically agree that the covenants contained in this Article will continue to be enforceable following termination of this Agreement.

         9.7 TIME LIMITATIONS. If the First Closing and/or the Second Closing occurs, the Seller and the Shareholders will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with on or prior to the First Closing Date or the Second Closing Date, respectively, or representations made again as of the First Closing Date or the Second Closing Date, respectively, other than those in Sections 2.2, 3.4, 3.6, 3.7, 3.10. 3.11 and 3.12, unless on or before two years from the First Closing Date (or the Second Closing Date if the claim relates to the Brunswick Property), Buyer notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. A claim with respect to Sections 2.2, 3.4, 3.6, 3.7. 3. 10, 3.11, or 3.12 must be made prior to the expiration of the applicable statutory period of limitations, including any extensions to such period, and shall thereupon terminate. If the First Closing occurs, except as otherwise provided for in this paragraph, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the First Closing Date (or the Second Closing Date if the Second Closing occurs and the claim relates to the Brunswick Property), unless on or before two years from the First Closing Date (or the Second Closing Date if the claim refers to the Brunswick Property), Seller notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller.

         9.8 LIMITATIONS ON AMOUNT. The Seller and the Shareholders will have no liability (for indemnification or otherwise) with respect to the matters described in Section 9.1 until the total of all Damages with respect to such matters and the matters described in Section 9.1 exceeds $50,000 in the aggregate (the "Basket"), and then the Seller and Shareholders shall be responsible for all Damages based thereon from the first dollar of Damages without regard to the Basket; provided, however, the Basket shall not apply to any claim for indemnification arising out of a breach of any representations, warranties or covenants contained in Sections 2.2, 3.4, 3.6, 3.7, 3.10. 3.11. or 3.12 or any provisions herein to the extent of their relation to any of the Excluded Assets and the Seller's and Shareholders obligation to discharge all liabilities not assumed by Buyer. The Seller's and the Shareholders' maximum liability with respect to the matters described in Section 9.1 will be limited to Two Million Dollars ($2,000,000) in the aggregate (the "Cap"); provided, however, this Cap will not apply to a claim for indemnification arising out of a breach of any of the Company s representations, warranties or covenants contained in Sections 2.2, 3.4, 3.6, 3.7, 3.10, 3.11, or 3.12.
Damages resulting from willful or intentional misrepresentations, any provisions herein to the extent of their relation to any of the Excluded Assets, and the Seller's and Shareholders obligation to discharge all liabilities not assumed by Buyer.

                                X.  TERMINATION

         10.1 TERMINATION. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the First Closing Date by any of the following:

                 (a) Mutual Consent. By mutual written consent of the Seller, Shareholders and Buyer;

                 (b) Misrepresentation or Breach. By the Seller, the Shareholders or the Buyer, if there has been a material misrepresentation or a material breach of a warranty or covenant herein or in any agreement required to be delivered pursuant hereto on the part of the other party hereto;

                 (c) Failure of Condition to Buyer's Obligations. By Buyer, if all of the conditions set forth in Section 8.1 have not been satisfied by March ____, 1998.

                 (d) Failure of Condition to Seller's and Shareholders' Obligations. By the Seller and Shareholders, if all of the conditions set forth in Section 8.2 have not been satisfied by March ___, 1998;

                 (e) Court Order. By the Seller and Shareholders or Buyer if consummation of the transactions contemplated hereby shall violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or

                 (f) Material Adverse Change. By Buyer if any event has occurred after the date hereof which is, or will result in a material adverse change in the prospects, business or condition of the Assets.

         10.2 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 10.1(a), all further obligations of the Seller, Shareholders and Buyer under this Agreement shall terminate without further liability of the Seller, Shareholders or Buyer.

         If the Seller and the Shareholders fail to consummate the transactions contemplated on their part to occur on or before March __, 1998, in circumstances whereby all conditions of a closing set forth in Section 8.2 have been satisfied in all material respects or waived, Buyer's sole remedy shall be to (i) to require the Seller and the Shareholders to consummate and specifically perform the transactions contemplated hereby, in accordance with the terms of this Agreement, and to obtain from the Seller and the Shareholders any attorney fees incurred in connection with procuring such specific performance or (ii) terminate this Agreement and obtain reimbursement of its out-of-pocket expenses incurred directly in connection with the negotiation, preparation and performance of this Agreement.

         If Buyer fails to consummate the transactions contemplated on its part to occur on a closing date, in circumstances whereby all conditions of a closing set forth in Section 8.1 have been satisfied in all material respects or waived in writing by Buyer, the Seller's and Shareholders' sole remedy shall be to (i) require Buyer to consummate and specifically perform the transactions contemplated hereby, in accordance with the terms of this Agreement, and to obtain from Buyer any attorney fees incurred in connection with procuring such specific performance or (ii) terminate this Agreement and obtain reimbursement of their out-of-pocket expenses incurred directly in connection with the negotiation, preparation and performance of this Agreement.

         10.3 RIGHT TO PROCEED. Notwithstanding anything in this Agreement to the contrary, if any condition specified in Section 8.1 or 8.2 has not been satisfied, the Seller, Shareholders and Buyer, in addition to any other rights which may be available to them, shall have the right to waive any such condition that is for their benefit and to require the other party hereto to proceed with the First Closing and/or the Second Closing.

                               XI.  MISCELLANEOUS

         11.1 EXPENSES. Legal, accounting and other costs and expenses incurred in connection with this transaction shall be paid by the party incurring such expenses. Sales or use tax imposed on the Seller or Buyer as a result of this transaction, if any, shall be paid by Seller.

         11.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in or made in connection with this Agreement shall survive the First Closing and the Second Closing.

         11.3 INUREMENT; ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, legal representatives and, if properly assigned, assigns. This Agreement may not be assigned by any party without the written consent of the other parties hereto.

         11.4 NUMBER AND GENDER OF WORDS. When the context so requires in this Agreement, words of gender shall include either or both genders and the singular number shall include the plural.

         11.5    SEVERABILITY.   Any provision of this Agreement which is
invalid, unenforceable or illegal in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such invalidity, unenforceability or illegality without affecting the remaining provisions hereof and without affecting the validity, enforceability or legality of such provision in any other jurisdiction.

         11.6 INCORPORATION OF EXHIBITS AND SCHEDULES. All Exhibits and Schedules referenced in this Agreement, and any statements contained therein or in any certificate or instrument delivered pursuant hereto, constitute an integral part of this Agreement and shall be deemed made in this Agreement as if set forth in full herein.

         11.7 CAPTIONS AND HEADINGS; USE OF TERM "PERSON". Captions and headings used herein are for convenience only, do not constitute a part of this Agreement, and shall not be considered in construing this Agreement. Unless the context otherwise requires, all article, section or subsection cross-references are to articles, sections and subsections within this Agreement. As used herein, the term "person" shall mean any corporation, partnership, venture, proprietorship, trust, benefit plan or other entity or enterprise.

         11.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA.

         11.9 NOTICE. All notices of requests, demands or other communications required or to be given hereunder shall be delivered by hand, overnight courier, facsimile transmission, or by United States Mail, postage prepaid, by registered or certified mail (return receipt requested), to the addressed indicated below and shall be deemed given when received by the addressee thereof:

       to Seller:                    Cumberland Gas and Ice, Inc.
                                     Attn.: Keith Dixon, President
                                     P.O. Box 466
                                     Kingsland, Georgia  31548

       to Shareholders:              Attn.: Keith Dixon
                                     P.O. Box 466
                                     Kingsland, Georgia  31548

       to Buyer:                     Packaged Ice Southeast, Inc.
                                     Attn.: A.J. Lewis III, President
                                     8572 Katy Freeway, Suite 101
                                     Houston, Texas  77024

       with a copy to:               Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                                     Attn.: Alan Schoenbaum
                                     300 Convent St., Suite 1500
                                     San Antonio, Texas  78205


or such other address or addresses as may be expressly designated by either party by notice given in accordance with the foregoing provision.

         11.10 AGENTS OR BROKERS. Buyer represents that it has not retained or used the services of any broker or finder which would result in the imposition of a fee upon the Seller,

Shareholders or Buyer. The Seller has, however, retained the services of The Inman Company and shall be unilaterally responsible for any fees, charges, commissions or any other type of consideration requested by, or to be found due to, The Inman Company for its participation in the transactions contemplated by this Agreement. Buyer expressly denies any obligation to compensate The Inman Company in any way for its participation in this transaction.

         11.11 TIME IS OF THE ESSENCE. Time is of the essence of this Agreement, and all time limitations shall be strictly construed and rigidly enforced. The failure or delay in the enforcement of any rights or interests granted herein shall not constitute a waiver of any such right or interest or be considered as a basis for estoppel.

         11.12 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

         11.13 ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Rules of the American Arbitration Association by a single arbitrator to be located in Atlanta, DeKalb County, Georgia, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof, and shall not be appealable.

         11.14 ENTIRE AGREEMENT; AMENDMENT. This Agreement, the Schedules and Exhibits hereto, and the related agreements referred to herein embody the entire agreement of the parties hereto, and supersede all prior agreements and understandings, with respect to the subject matter hereof.


               [ASSET PURCHASE AGREEMENT SIGNATURE PAGE FOLLOWS]

                   [ASSET PURCHASE AGREEMENT SIGNATURE PAGE]


Executed on the date first written above.



                                 BUYER:

                                 PACKAGED ICE SOUTHEAST, INC.


                                 By:
                                     --------------------------------------
                                 Print Name: A.J. Lewis, III
                                 Print Title: President



                                 SELLER:

                                 CUMBERLAND GAS AND ICE, INC.



                                 By:
                                     --------------------------------------
                                 Print Name: S. Keith Dixon
                                 Print Title: President



                                 SHAREHOLDERS:



                                 ------------------------------------------
                                 S. Keith Dixon, An Individual



                                 ------------------------------------------
                                 Annie Mae Dixon, An Individual

                         LIST OF SCHEDULES AND EXHIBITS


Exhibit A                 Bill of Sale

Exhibit B                 Lease of Tifton Property

Exhibit C                 Consulting Agreement - Dixon

Exhibit D                 Consulting Agreement - Southwell

Exhibit E                 Noncompetition Agreement

Exhibit F                 Seller's Opinion of Counsel

Exhibit G                 Estoppel Certificate

Schedule 2.1              First Closing Real Property and First Closing Assets

Schedule 2.2              Brunswick Plans

Schedule 2.3              Excluded Assets

Schedule 2.8              Allocation of Purchase Price

Schedule 8.1(i)  Environmental Clean lip

Seller's Disclosure Memorandum